Exhibit 21.1

CANNABICS PHARMACEUTICALS INC.

List of Subsidiaries

Entity Name	Jurisdiction of Formation
G.R.I.N. Ultra Ltd.	Israel
Digestix Bioscience, Inc.	Delaware